Exhibit 99.1

Press Release	For Immediate Release
Date: May 1, 2020

GLEN BURNIE BANCORP ANNOUNCES

FIRST QUARTER 2020 RESULTS

GLEN BURNIE, MD (May 1, 2020) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported results for the first quarter ended March 31, 2020. Net income for the first quarter was $0.27 million, or $0.09 per basic and diluted common share, as compared to $0.14 million, or $0.05 per basic and diluted common share for the three-month period ended March 31, 2019.

Net loan balances decreased by $7.6 million, or 2.70% during the three-month period ended March 31, 2020, driven by a $7.2 million decline in the indirect automobile loan portfolio, as compared to an increase of $0.2 million, or 0.08% during the same period of 2019. At March 31, 2020, Bancorp had total assets of $380.5 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 111th consecutive quarterly dividend on May 1, 2020.

"The Company is highly focused on navigating the current challenges brought on by the COVID-19 pandemic. While we expect to see an adverse impact to our earnings in the near term, we are confident that we have the right leadership, a solid balance sheet and strong risk management to manage well through the situation," said John D. Long, President and Chief Executive Officer. “The decrease in net interest income and increase in net interest margin from the year-ago quarter were primarily due to declines in balances and change in the mix of the loan and investment security portfolios, combined with lower rates paid on interest-bearing liabilities. The decline in rates paid on interest-bearing liabilities is primarily attributable to the five rate cuts by the Federal Reserve from August 2019 through March 2020 with the March 15th movement lowering the federal funds rate to a range of 0% - 0.25%.”

Commenting on the first quarter results, Mr. Long continued, “The COVID-19 pandemic has caused severe disruptions to the global economy and the markets in which we operate. Our top concerns have shifted to servicing the immediate liquidity needs of our clients, ensuring the health and well-being of our employees and supporting the communities in which we live and serve. Our teams have been working tirelessly to assist clients by executing the Small Business Administration (SBA) Paycheck Protection Program (PPP) enacted as part of the Coronavirus Aid, Relief, and Economic Security (CARES) Act stimulus legislation, assisting with payment forbearance as appropriate and other relief programs. We have executed our strategic pandemic plan, which included implementing remote work arrangements to the fullest extent possible, separating individual departments, operating branch lobbies by appointment only, and fully staffing all branch drive-thru lanes. We are communicating with and encouraging our customers to use our Automatic Teller Machines, online banking, mobile banking and bill pay and are actively promoting social distancing in all aspects of our everyday business.”

In closing, Mr. Long added, “In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, employees and communities. Based on our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties associated with the pandemic and remain well-capitalized. We are closely monitoring the rapid developments regarding the pandemic and remain confident in our long-term strategic vision.”

COVID-19 Operational Response

The Company has business continuity plans in place that cover a variety of potential impacts to business operations. These plans are periodically reviewed and tested and have been designed to protect the ongoing viability of bank operations in the event of a disruption such as a pandemic. Beginning in early March 2020, the Company activated its pandemic preparedness plan. Following recommendations from the Centers for Disease Control and Prevention and the Maryland Governor, the Company implemented enhanced cleaning practices for bank facilities and provided guidance to employees and customers on best practices to minimize the spread of the virus. The Company modified delivery channels with a shift to drive thru only service at the banking offices supplemented by appointments for service in the office lobbies. The Company also encouraged the use of online and mobile channels.

To help ensure the availability of staff across all Company locations and departments, the Company took several steps including transitioning many support positions to remote only to minimize the potential for the infection of an entire department or area. On any given day, approximately 30% of the Company’s employee base are working remotely. The Company has enhanced its remote work capabilities by providing additional laptops and various audio and video meeting technologies.

We are actively participating in the SBA PPP program and expect to fund it with minimal capital impact. Under this program, the Bank approved 75 loan requests as of April 30, 2020 that were authorized by the SBA for approximately $13.6 million.

The State of Maryland issued stay-at-home order has disrupted non-essential businesses, caused large disruptions in spending and caused widespread furloughs and layoffs within the workforce. In response to requests from borrowers who have experienced pandemic-related business or personal cash flow interruptions, and in accordance with recently issued regulatory guidance, we have made short-term loan modifications involving payment deferrals. As of April 30, 2020, approximately 205 loans with balances of $37.5 million have been approved.

Highlights for the First Three Months of 2020

Total interest income declined $0.2 million or 5.7% to $3.5 million, driven by decreases in interest income on loans and investment securities consistent with declines in the balances of these portfolios, and lower interest earned on overnight funds, mainly attributable to lower market rates. Beyond pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low interest rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company has maintained significantly higher levels of excess balance sheet liquidity during the first quarter of 2020.

As a result of minimal charge-offs, reduction in our loan portfolio and strong credit discipline, we were able to recapture a portion of loan loss reserves in the first quarter of 2020. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.33% at March 31, 2020, as compared to 13.46% for the same period of 2019.

Return on average assets for the three-month period ended March 31, 2020 was 0.28%, as compared to 0.14% for the three-month period ended March 31, 2019. Return on average equity for the three-month period ended March 31, 2020 was 2.98%, as compared to 1.59% for the three-month period ended March 31, 2019. Higher net income and lower average asset balances primarily drove the higher return on average assets; while higher net income primarily drove the higher return on average equity.

The book value per share of Bancorp’s common stock was $12.67 at March 31, 2020, as compared to $12.23 per share at March 31, 2019.

At March 31, 2020, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.63% at March 31, 2020, as compared to 12.51% at March 31, 2019. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $380.5 million at March 31, 2020, a decrease of $4.4 million or 1.15%, from $384.9 million at December 31, 2019. Investment securities were $70.2 million at March 31, 2020, a decrease of $1.3 million or 1.84%, from $71.5 million at December 31, 2019. Loans, net of deferred fees and costs, were $277.0 million at March 31, 2020, a decrease of $7.7 million or 2.73%, from $284.7 million at December 31, 2019. Cash and cash equivalents increased $4.8 million or 35.97%, from December 31, 2019 to March 31, 2020.

Total deposits were $321.8 million at March 31, 2020, an increase of $0.4 million or 0.11%, from $321.4 million at December 31, 2019. Noninterest-bearing deposits were $113.3 million at March 31, 2020, an increase of $6.1 million or 5.70%, from $107.2 million at December 31, 2019. Noninterest-bearing demand deposit balances increased, as customers maintained higher levels of liquidity due to economic uncertainty. Interest-bearing deposits were $208.5 million at March 31, 2020, a decrease of $5.8 million or 2.69%, from $214.3 million at December 31, 2019. Total borrowings were $20.0 million at March 31, 2020, a decrease of $5.0 million or 20.00%, from $25.0 million at December 31, 2019.

Stockholders’ equity was $35.9 million at March 31, 2020, an increase of $0.2 million or 0.50%, from $35.7 million at December 31, 2019. The $0.2 million decrease in accumulated other comprehensive loss drove the increase in stockholders’ equity.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no impact related to the pandemic at March 31, 2020. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 1.26% of total assets at March 31, 2020, as compared to 0.86% for the same period of 2019.

Review of Financial Results

For the three-month periods ended March 31, 2020 and 2019

Net income for the three-month period ended March 31, 2020 was $0.27 million, as compared to $0.14 million for the three-month period ended March 31, 2019.

Net interest income for the three-month period ended March 31, 2020 totaled $3.05 million, as compared to $3.14 million for the three-month period ended March 31, 2019. Average earning-asset balances decreased $20 million to $366 million for the three-month period ended March 31, 2020, as compared to $386 million for the same period of 2019. Competitive loan origination pressures as well as a declining interest rate environment drove the decrease in average interest-earning asset balances and yields.

Net interest margin for the three-month period ended March 31, 2020 was 3.34%, as compared to 3.30% for the same period of 2019, an increase of 0.04%. Lower average balances and yields on interest-earning assets and lower cost of funds on interest-bearing liabilities were the primary drivers of the results. The average balance on interest-earning assets decreased $20 million while the yield decreased 0.07%. The cost of funds decreased 0.10% from 0.63% to 0.53% primarily due to the $17 million reduction in borrowed funds year-over-year.

The negative provision for loan losses for the three-month period ended March 31, 2020 was $80,000, as compared to a positive provision of $173,000 for the same period of 2019. The decrease for the three-month period ended March 31, 2020, when compared to the three-month period ended March 31, 2019, primarily reflects a decrease in the balance of the loan portfolio and net charge offs. As a result, the allowance for loan losses was $1.92 million at March 31, 2020, representing 0.69% of total loans, as compared to $2.61 million, or 0.87% of total loans at March 31, 2019.

Noninterest income for the three-month period ended March 31, 2020 was $255,000, as compared to $282,000 for the three-month period ended March 31, 2019.

For the three-month period ended March 31, 2020, noninterest expense was $3.04 million, as compared to $3.08 million for the three-month period ended March 31, 2019. The primary contributors to the $0.04 million decrease, when compared to the three-month period ended March 31, 2019 were decreases in salary and employee benefits, telephone costs and other expenses, offset by increases in occupancy and equipment expenses, legal, accounting and other professional fees, data processing and item processing services and loan collection costs.

For the three-month period ended March 31, 2020, income tax expense was $75,000 compared with $36,000 for the same period a year earlier. The effective tax rate was 21.94%, compared with 21.12% for the same period a year ago.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	March 31,	December 31,
	2020	2019	2019
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,658	$2,341	$2,420
Interest bearing deposits with banks and federal funds sold	15,413	14,194	10,870
Total Cash and Cash Equivalents	18,071	16,535	13,290

Investment securities available for sale, at fair value	70,172	61,420	71,486
Restricted equity securities, at cost	1,199	1,439	1,437

Loans, net of deferred fees and costs	276,960	299,417	284,738
Allowance for loan losses	(1,918)	(2,605)	(2,066)
Loans, net	275,042	296,812	282,672

Real estate acquired through foreclosure	705	705	705
Premises and equipment, net	3,900	3,901	3,761
Bank owned life insurance	8,062	7,900	8,023
Deferred tax assets, net	611	1,197	672
Accrued interest receivable	970	1,110	961
Accrued taxes receivable	1,174	1,221	1,221
Prepaid expenses	374	515	406
Other assets	220	304	308
Total Assets	$380,500	$393,059	$384,942

LIABILITIES
Noninterest-bearing deposits	$113,264	$107,249	$107,158
Interest-bearing deposits	208,516	224,364	214,282
Total Deposits	321,780	331,613	321,440

Short-term borrowings	20,000	25,000	25,000
Defined pension liability	323	298	317
Accrued expenses and other liabilities	2,540	1,693	2,505
Total Liabilities	344,643	358,604	349,262

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,830,358, 2,817,821, and 2,827,473 shares as of March 31, 2020, March 31, 2019, and December 31, 2019, respectively.	2,830	2,818	2,827
Additional paid-in capital	10,554	10,433	10,525
Retained earnings	22,522	21,919	22,537
Accumulated other comprehensive loss	(49)	(715)	(209)
Total Stockholders' Equity	35,857	34,455	35,680
Total Liabilities and Stockholders' Equity	$380,500	$393,059	$384,942

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Interest income
Interest and fees on loans	$3,071	$3,189
Interest and dividends on securities	381	400
Interest on deposits with banks and federal funds sold	47	120
Total Interest Income	3,499	3,709

Interest expense
Interest on deposits	325	332
Interest on short-term borrowings	126	238
Total Interest Expense	451	570

Net Interest Income	3,048	3,139
Provision for loan losses	(80)	173
Net interest income after provision for loan losses	3,128	2,966

Noninterest income
Service charges on deposit accounts	56	61
Other fees and commissions	159	178
Gain on securities sold	1	3
Income on life insurance	39	40
Total Noninterest Income	255	282

Noninterest expenses
Salary and employee benefits	1,705	1,770
Occupancy and equipment expenses	331	314
Legal, accounting and other professional fees	252	232
Data processing and item processing services	234	176
FDIC insurance costs	51	56
Advertising and marketing related expenses	25	27
Loan collection costs	67	13
Telephone costs	47	66
Other expenses	329	423
Total Noninterest Expenses	3,039	3,077

Income before income taxes	343	171
Income tax expense	(75)	(36)

Net income	$268	$135

Basic and diluted net income per common share	$0.09	$0.05

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the three months ended March 31, 2020 and 2019

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	135	-	135
Cash dividends, $0.10 per share	-	-	(282)	-	(282)
Dividends reinvested under
dividend reinvestment plan	4	32	-	-	36
Other comprehensive income	-	-	-	515	515
Balance, March 31, 2019	$2,818	$10,433	$21,919	$(715)	$34,455

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2019	$2,827	$10,525	$22,537	$(209)	$35,680

Net income	-	-	268	-	268
Cash dividends, $0.10 per share	-	-	(283)	-	(283)
Dividends reinvested under
dividend reinvestment plan	3	29	-	-	32
Other comprehensive income	-	-	-	160	160
Balance, March 31, 2020	$2,830	$10,554	$22,522	$(49)	$35,857

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2020:
(unaudited)
Common Equity Tier 1 Capital	35,730	12.63%	12,726	4.50%	18,382	6.50%
Total Risk-Based Capital	37,698	13.33%	22,624	8.00%	28,280	10.00%
Tier 1 Risk-Based Capital	35,730	12.63%	16,968	6.00%	22,624	8.00%
Tier 1 Leverage	35,730	9.34%	15,309	4.00%	19,137	5.00%

As of December 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$35,693	12.47%	$12,878	4.50%	$18,602	6.50%
Total Risk-Based Capital	$37,797	13.21%	$22,895	8.00%	$28,619	10.00%
Tier 1 Risk-Based Capital	$35,693	12.47%	$17,171	6.00%	$22,895	8.00%
Tier 1 Leverage	$35,693	9.26%	$15,414	4.00%	$19,268	5.00%

As of March 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$34,681	12.51%	$12,472	4.50%	$18,014	6.50%
Total Risk-Based Capital	$37,311	13.46%	$22,172	8.00%	$27,715	10.00%
Tier 1 Risk-Based Capital	$34,681	12.51%	$16,629	6.00%	$22,172	8.00%
Tier 1 Leverage	$34,681	8.68%	$15,983	4.00%	$19,978	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,
	2020	2019	2019	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Financial Data
Assets	$380,500	$384,942	$393,059	$384,942
Investment securities	70,172	71,486	61,420	71,486
Loans, (net of deferred fees & costs)	276,960	284,738	299,417	284,738
Allowance for loan losses	1,918	2,066	2,605	2,066
Deposits	321,780	321,439	331,613	321,440
Borrowings	20,000	25,000	25,000	25,000
Stockholders' equity	35,857	35,680	34,455	35,680
Net income	268	539	135	1,599

Average Balances
Assets	$382,949	$385,603	$400,064	$387,315
Investment securities	70,779	68,245	69,939	65,315
Loans, (net of deferred fees & costs)	281,335	286,427	299,506	292,075
Deposits	320,606	327,048	323,282	324,565
Borrowings	23,692	20,323	41,181	25,573
Stockholders' equity	36,162	35,602	34,346	35,104

Performance Ratios
Annualized return on average assets	0.28%	0.55%	0.14%	0.41%
Annualized return on average equity	2.98%	6.00%	1.59%	4.55%
Net interest margin	3.34%	3.42%	3.30%	3.39%
Dividend payout ratio	105%	52%	208%	71%
Book value per share	$12.67	$12.62	$12.23	$12.62
Basic and diluted net income per share	0.09	0.19	0.05	0.57
Cash dividends declared per share	0.10	0.10	0.10	0.40
Basic and diluted weighted average shares outstanding	2,829,375	2,826,408	2,816,518	2,821,608

Asset Quality Ratios
Allowance for loan losses to loans	0.69%	0.73%	0.87%	0.73%
Nonperforming loans to avg. loans	1.46%	1.45%	0.90%	1.42%
Allowance for loan losses to nonaccrual & 90+ past due loans	46.7%	49.8%	104.7%	49.8%
Net charge-offs annualize to avg. loans	0.10%	0.09%	0.15%	0.12%

Capital Ratios
Common Equity Tier 1 Capital	12.63%	12.47%	12.51%	12.47%
Tier 1 Risk-based Capital Ratio	12.63%	12.47%	12.51%	12.47%
Leverage Ratio	9.34%	9.26%	8.68%	9.26%
Total Risk-Based Capital Ratio	13.33%	13.21%	13.46%	13.21%